Exhibit 10.25
BIOTROVE, INC.
BONUS AGREEMENT WITH JEFFREY LEATHE
          AGREEMENT made as of the 17th day of March 2008, between BioTrove, Inc., a Delaware corporation (the “Company”), and Jeffrey Leathe (the “Employee”).
          WHEREAS, pursuant to an offer letter from the Company, the Company promised to grant to the Employee an option to purchase shares of its common stock;
          WHEREAS, prior to granting the option, the Company obtained a valuation of its common stock which indicated that the fair market value of its common stock was significantly higher than originally believed, making it impossible to grant the option at the exercise price originally contemplated without violating Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”);
          WHEREAS, the Company has determined that it is in the best interests of the Employee and the Company to grant to the Employee an option under the Company’s Amended 2000 Stock Plan at the fair market value of its common stock at the date of grant based on the valuation received by the Company (the “Option”); and
          WHEREAS, the Company desires to grant a bonus to the Employee to compensate the Employee for the increase in the exercise price for the Option that is being granted to the Employee.
          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:
          The Employee will be eligible to receive a cash bonus in the amount of $165,000 (the “Bonus Amount”), payable in installments, provided that the Employee is employed by the Company on the date an installment is due to be eligible for that installment.
          Each installment of the bonus will be paid on the dates and in the amounts as follows:
25% of the Bonus Amount on October 29, 2008;
1/36th of 75% of the Bonus Amount on November 28, 2008 and the 28th day of each month thereafter up to and including October 28, 2011.
          Notwithstanding the above schedule, in the event of an initial public offering of the Company (“IPO”): (1) 25% of the Bonus Amount will be paid to the Employee on the closing date of the IPO (the “IPO Payment”); and (2) the monthly payments set forth above will be recalculated so that the remaining unpaid Bonus Amount after payment of the IPO Payment and the October 29, 2008 payment will be paid ratably each month until

October 28, 2011 (but note that the amount payable on October 29, 2008 will not change).
          In addition notwithstanding the foregoing, in the event of a Change in Control all outstanding amounts will be accelerated and any portion of the Bonus Amount that is still outstanding on the date of the Change in Control shall be paid immediately prior to the consummation of the Change in Control. Change in Control shall be deemed to have occurred upon the occurrence of any one of the following events:
(i)	any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)	persons who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)	the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

(iv)	the approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company.
          All income and employment taxes required to be withheld from the bonus will be withheld and will reduce the cash payments received by the Employee under this Agreement.
          It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
          By signing this Agreement and receiving the Option, you hereby agree and acknowledge that the Company has satisfied its obligations to you under your offer letter dated October 9, 2007 and you are not entitled to receive any additional options, shares or payments from the Company.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Jeffrey Leathe has hereunto set his hand, all as of the day and year first above written.

BioTrove, Inc.
By:	/s/ Albert Luderer
Name
Title CEO

/s/ Jeffrey Leathe
Jeffrey Leathe